Exhibit 10.34

ATLAS ENERGY, INC.

2009 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT, dated as of                 , 20     (the “Date of Grant”), delivered by Atlas Energy, Inc. (together with its successors and assigns hereinafter referred to as, the “Company”) to                      (the “Grantee”).

RECITALS

The Atlas Energy, Inc. 2009 Stock Incentive Plan (the “Plan”) provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan. The Compensation Committee of the Company’s Board of Directors (the “Committee”), which administers the Plan, has decided to make a grant of restricted stock units as an inducement for the Grantee to continue in the employ of the Company and any of its Subsidiaries or Affiliates (as defined in the Plan) (an “Employer”) and promote the best interests of the Company and its shareholders. References in this Agreement to the Committee shall include any successor thereto appointed under and in accordance with the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.	Grant of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee restricted stock units, subject to the restrictions set forth below and in the Plan (the “Restricted Stock Units”).

2.	Restricted Stock Unit Account. Restricted Stock Units represent hypothetical shares of common stock of the Company (“Company Stock”), and not actual shares of stock. The Company shall establish and maintain a Restricted Stock Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Restricted Stock Units granted to the Grantee. No shares of stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Restricted Stock Units recorded in the account. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award or the Restricted Stock Unit account established for the Grantee.

3.	Vesting. The Restricted Stock Units shall be subject to forfeiture until the Restricted Stock Units vest. The Restricted Stock Units shall become vested according to the following schedule, if the Grantee continues to be employed by, or provide service to, an Employer on the applicable vesting date:

Vesting Date	Vested Restricted Stock Units
3rd anniversary of the Date of Grant	25%
4th anniversary of the Date of Grant	75%

The vesting of the Restricted Stock Units shall be cumulative, but shall not exceed 100% of the Restricted Stock Units. If the foregoing schedule would produce fractional Units, the number of Restricted Stock Units that vest shall be rounded down to the nearest whole Unit.

4.	Termination of Restricted Stock Units.

(a) Except as provided below, upon Grantee’s Termination of Employment (as defined in the Plan) for any reason before all the Restricted Stock Units vest, any unvested Restricted Stock Units shall automatically terminate and shall be forfeited as of the date of the Grantee’s Termination of Employment. No distribution shall be made with respect to any unvested Restricted Stock Units that terminate as described in this Section 4.

(b) Upon Grantee’s Termination of Employment by reason of death, any unvested Restricted Stock Units shall immediately vest.

(c) Upon the Grantee’s Termination of Employment by the Company without Cause (as defined in Section 15(a) below) [or by the Grantee for Good Reason (as defined in Section 15(b) below in each case],1 upon or during the one-year period following a Change in Control (as defined in the Plan), any unvested Restricted Stock Units shall immediately vest.

5.	Payment of Restricted Stock Units.

(a) If and when the Restricted Stock Units vest, the Company shall issue to the Grantee one share of Company Stock for each vested Restricted Stock Unit, subject to the Grantee’s tax withholding obligations as described below. Distribution shall be made within 30 days after the vesting date.

(b) The Company or any Affiliate is authorized to withhold from any payment due or transfer made under this Agreement or from any compensation or other amount owing to the Participant, including by payroll deduction, the amount (in cash, shares, other securities or other property as determined by the Committee) of any applicable taxes payable in respect to the Restricted Stock Units, or any payment or transfer under this Agreement or the Plan and to take such other action as may be necessary in the opinion of the Company or such Affiliate to satisfy its withholding obligations for the payment of such taxes, all in accordance with Section 14(d) of the Plan. If shares (including shares subject to the Restricted Stock Units) are used to satisfy tax withholding, such shares shall be valued based on their Fair Market Value when the tax withholding is required to be made; provided, however, that not more than the legally required minimum tax withholding amount may be settled by share withholding. If the Grantee fails to pay any required tax withholding amount in the manner specified by the Company when the Restricted Stock Units become taxable, after receiving written notice from the Company, the Company is authorized to cancel such Restricted Stock Units, in which case the Restricted Stock Units shall be forfeited and shall not be paid to the Grantee.

[1]	For the “senior” level award agreement.

(c) The obligation of the Company to deliver stock shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares to Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6.	Change in Control. The provisions of the Plan applicable to a Change in Control shall apply to the Restricted Stock Units, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

7.	Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Restricted Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares, (ii) changes in capitalization of the Company and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Restricted Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8.	No Employment or Other Rights. The grant shall not confer upon the Grantee any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Grantee’s employment or service at any time. The right of any Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9.	No Shareholder Rights. Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to shares of Company Stock, until certificates for shares have been issued upon payment of Restricted Stock Units.

10.	Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Grantee, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s Subsidiaries, and Affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11.	Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.	Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. To the maximum extent permitted under Section 409A of the Code, the benefits provided under this Agreement are intended to be subject to a “substantial risk of forfeiture” under Section 409A of the Code, and will be paid within the “short term deferral period” following the lapse of the applicable forfeiture conditions. In no event may the Grantee, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if the Grantee is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month postponement period. If the Grantee dies during the six-month postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.

13.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Chief Legal Officer at its executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or at such other address as to which the Company shall have notified Grantee in writing, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Cause” means Cause (or a term of similar import) as defined in an Individual Agreement (as defined in the Plan) to which the Grantee is party, or, if there is none, “Cause” means the Grantee’s: (i) commission of a felony or a crime of moral turpitude; (ii) commission of any act of malfeasance or wrongdoing against the Company or any of its Subsidiaries or Affiliates; (iii) a material breach of the Company’s policies or procedures; (iv) willful and continued failure to perform the Grantee’s material duties; (v) willful misconduct which causes material harm to the Company or its Subsidiaries or Affiliates or their respective business reputations, including due to any adverse publicity; or (vi) material breach of the Grantee’s obligations under any agreement (including any covenant not to compete) entered into between the Grantee and the Company or any of its Subsidiaries or Affiliates. Notwithstanding anything in Section 2(c) of the Plan, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

[(b) “Good Reason” means Good Reason (or a term of similar import) as defined in an Individual Agreement to which the Grantee is a party, or, if there is none, “Good Reason” means, without the Grantee’s written consent, (i) the Grantee’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control, (ii) a reduction of ten percent or greater in the Grantee’s annual base salary as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time or (iii) the Company requires the Grantee regularly to perform his duties of employment beyond a 50 mile radius from the location of the Grantee’s employment immediately prior to the Change in Control. In order to invoke a termination for Good Reason, the Grantee shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 60 days following the Grantee’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may cure the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Grantee’s Termination of Employment must occur, if at all, within 90 days following the end of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.]2

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

[2]	For the “senior” level award agreement.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest to this Restricted Stock Unit Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

Attest:	ATLAS ENERGY, INC.

By:
Corporate Secretary

I hereby accept the award of Restricted Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all of the decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Date	Grantee

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